EXHIBIT 10.1

EXECUTION VERSION

THIRD AMENDMENT TO THIRD AMENDED AND RESTATED RECEIVABLES LOAN AGREEMENT

THIS THIRD AMENDMENT TO THIRD AMENDED AND RESTATED RECEIVABLES LOAN AGREEMENT, dated as of June 12, 2024 (the “Amendment”) is by and among ARCBEST FUNDING LLC, a Delaware limited liability company, as Borrower (the “Borrower”), ARCBEST II, INC., an Arkansas corporation, as Servicer (in such capacity, the “Servicer”), the financial institutions party hereto, as Lenders (in such capacity, the “Lenders”), the financial institutions party hereto, as Facility Agents (in such capacity, the “Facility Agents”), and The Toronto-Dominion Bank (“TD Bank”), as letter of credit issuer (in such capacity, the “LC Issuer”), and as agent and administrator for the Lenders and Facility Agents and their assigns and the LC Issuer and its assigns under the Transaction Documents (together with its successors and assigns in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, the Borrower, the Servicer, the Lenders (other than GTA Funding), the Facility Agents, the LC Issuer and the Administrative Agent are party to that certain Third Amended and Restated Receivables Loan Agreement, dated as of June 9, 2021 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Loan Agreement”);

WHEREAS, the parties hereto wish to join GTA Funding as a Conduit Lender under the Loan Agreement;

WHEREAS, concurrently herewith, the Borrower, ArcBest Corporation, the Administrative Agent, the Lenders, the Facility Agents and the LC Issuer are entering into that certain Sixth Amended and Restated Fee Letter, dated as of the date hereof (the “Fee Letter”); and

WHEREAS, the parties hereto agree to amend the Loan Agreement pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1.Defined Terms.  Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned in the Loan Agreement.
Section 2.Amendment to Loan Agreement. Effective as of the Effective Date (as defined below) the Loan Agreement is hereby is amended to incorporate the changes shown on the marked pages of the Loan Agreement attached hereto as Exhibit A.
Section 3.Joinder of GTA Funding.
3.1.GTA Funding as a Conduit Lender. Effective as of the Effective Date (i) GTA Funding shall be a Conduit Lender party to the Loan Agreement for all purposes thereof and the other Transaction Documents and (ii) GTA Funding assumes all related rights and agrees to be bound by all of the terms and provisions applicable to Conduit Lenders contained in the Loan Agreement and the other Transaction Documents.

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3.2.Appointment of TD Bank as Facility Agent for GTA Funding. Pursuant to and in accordance with Section 11.1(b) of the Loan Agreement, GTA Funding hereby designates TD Bank as, and TD Bank hereby agrees to perform the duties and obligations of, the Facility Agent for GTA Funding.  From and after the Effective Date, TD Bank shall be the Facility Agent for GTA Funding, and TD Bank assumes all related rights and agrees to be bound by all of the terms and provisions applicable to Facility Agents contained in the Loan Agreement and the other Transaction Documents.
3.3.Credit Decision. GTA Funding (i) confirms to the Administrative Agent and each other Lender, the LC Issuer and Facility Agent that it has received a copy of the Loan Agreement, the other Transaction Documents, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and (ii) agrees that it will, independently and without reliance upon the Administrative Agent, any other Lender, the LC Issuer, Facility Agent or any of their respective Affiliates, based on such documents and information as GTA Funding, as applicable, shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under Loan Agreement and any other Transaction Document. None of the Administrative Agent, any Lender, LC Issuer or Facility Agent makes any representations or warranties or assumes any responsibility with respect to (x) any statements, warranties or representations made in or in connection with the Loan Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of Loan Agreement or the Receivables, any other Transaction Document or any other instrument or document furnished pursuant thereto or (y) the financial condition of any of the Borrower, the Servicer, Parent or the Originators or the performance or observance by any of the Borrower, the Servicer, Parent or the Originators of any of their respective obligations under the Loan Agreement, any other Transaction Document, or any instrument or document furnished pursuant thereto.
3.4.Consent to Joinder. Each of the parties hereto consents to the foregoing joinder of GTA Funding in the capacity as Conduit Lender, and any otherwise applicable conditions precedent thereto under the Loan Agreement and the other Transactions Documents (other than as set forth herein) are hereby waived.
Section 4.Conditions Precedent. This Amendment shall be effective as of July 1, 2024 (the “Effective Date”), subject to the satisfaction of each of the following conditions precedent:
4.1.Execution of the Amendment. The Administrative Agent shall have received counterparts of this Amendment duly executed by each of the parties hereto.
4.2.Execution of the Fee Letter. The Administrative Agent shall have received counterparts of the Fee Letter duly executed by each of the parties thereto.
4.3.Upfront Fee.  The Administrative Agent shall have received confirmation that the Upfront Fee (under and as defined in the Fee Letter) has been received by each Facility Agent.

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4.4.Pro-Forma Monthly Report.  The Administrative Agent shall have received a pro-forma Monthly Report, prepared after giving effect to this Amendment and the transactions contemplated hereby.
Section 5.Certain Representations and Warranties. Each of the Borrower and the Servicer hereby represent and warrant as of the date hereof and as of the Effective Date, as follows:
5.1.Representations and Warranties.The representations and warranties contained in the Loan Agreement and any other Transaction Document to which such Person is a party are true and correct as of the date hereof and as of the Effective Date and after giving effect to this Amendment (except to the extent that such representations and warranties expressly refer to an earlier date, in which case they are true and correct as of such earlier date).
5.2.Binding Obligations.  This Amendment constitutes the legal, valid and binding obligations of such Person enforceable against such Person in accordance with its terms except as limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.3.Power and Authority; Due Authorization, Execution and Delivery.  The execution and delivery by such Person of this Amendment and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder are within its entity power and authority and have been duly authorized by all necessary entity action on its part.  This Amendment and each other Transaction Document to which such Person is a party have been duly executed and delivered by such Person.
5.4.No Conflict.  The execution and delivery by such Person of this Amendment and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its organizational documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Person or its Subsidiaries (except as created under the Loan Agreement) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.
5.5.Termination Date.  The Termination Date has not occurred.
Section 6.Reference to, and Effect on the Loan Agreement and the Transaction Documents.
6.1.This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Loan Agreement, or any other Transaction Document or an accord and satisfaction in regard thereto.  The Loan Agreement (except as specifically amended herein) shall remain in full force and effect and the Loan Agreement and each of

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the other Transaction Documents are hereby ratified and confirmed in all respects by each of the parties hereto.
6.2.On and after the Effective Date, each reference in the Loan Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Loan Agreement, and each reference in any other Transaction Document to “Loan Agreement”, “thereunder”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement, as amended by this Amendment.
6.3.The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Administrative Agent, the LC Issuer, the Facility Agents or the Lenders under, nor constitute a waiver of any provision of, the Loan Agreement or any other Transaction Document.
6.4.To the extent that the consent of any party hereto, in any capacity, is required under the Transaction Documents or any other agreement entered into in connection with the Transaction Documents with respect to any of the amendments set forth herein, such party hereby grants such consent.
Section 7.Transaction Document.  This Amendment shall be a Transaction Document under (and as defined in) the Loan Agreement.
Section 8.Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.
Section 9.Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Amendment.  Delivery of an executed counterpart of a signature page to this Amendment by fax or other means of electronic transmission shall be effective as delivery of a manually executed counterpart of a signature page to this Amendment.  The words “execution”, “executed”, “signed”, “signature”, and words of like import in this Amendment shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 10.GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.  THE BORROWER AND THE SERVICER HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF, OR RELATING TO, THIS

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AMENDMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  THE BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH PROCEEDING AND ANY CLAIM THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
Section 11.Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 12.Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment or be given any substantive effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Third Amended and Restated Receivables Loan Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

ARCBEST FUNDING LLC

By: ArcBest Corporation, its sole member

By: /s/ J. Matthew Beasley
Name: J. Matthew Beasley
Title: Chief Financial Officer

ARCBEST II, INC., as Servicer

By: ArcBest Corporation, its sole member

By: /s/ J. Matthew Beasley
Name: J. Matthew Beasley
Title: Chief Financial Officer

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THE TORONTO-DOMINION BANK, as a Committed Lender, as the LC Issuer, as the Facility Agent for the TD Bank Lender Group and as the Administrative Agent

By: /s/ Luna Mills
Name: Luna Mills
Title: Managing Director

COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as trustee of RELIANT TRUST, by its U.S. Financial Services Agent, THE TORONTO DOMINION BANKS, as a Conduit Lender

By: /s/ Luna Mills
Name: Luna Mills
Title: Managing Director

GTA FUNDING LLC, as a Conduit Lender

By: /s/ Luna Mills
Name: Luna Mills
Title: Managing Director

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REGIONS BANK, as a Committed Lender and as the Facility Agent for the Regions Bank Lender Group

By: /s/ Cecil Noble
Name: Cecil Noble
Title: Managing Director

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Acknowledged and Agreed to:

ARCBEST CORPORATION

By: /s/ J. Matthew Beasley
Name: J. Matthew Beasley
Title: Chief Financial Officer

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EXHIBIT A

EXECUTION VERSION

Exhibit A to ~~Second~~Third Amendment, dated as of ~~May 13~~June 12, ~~2022~~2024

THIRD AMENDED AND RESTATED RECEIVABLES LOAN AGREEMENT

Dated as of June 9, 2021

among

ARCBEST FUNDING LLC,

as Borrower,

ARCBEST II, INC.,

as Servicer,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

as Lenders,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

as Facility Agents,

and

THE TORONTO-DOMINION BANK,

as the LC Issuer and as Administrative Agent

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TABLE OF CONTENTS

(continued)

Page

Section 11.9	Successor Agent	58
Section 11.10	Erroneous Payments	58
ARTICLE XII	Assignments and Participations, Refinancing	~~58~~62
Section 12.1	Successors and Assigns	~~58~~62
Section 12.2	Participants	~~59~~62
Section 12.3	Assignments	~~59~~62
Section 12.4	Prohibition on Assignments by the Borrower Parties	~~61~~64
ARTICLE XIII	Miscellaneous	~~61~~64
Section 13.1	Waivers and Amendments	~~61~~64
Section 13.2	Notices	~~62~~65
Section 13.3	Protection of Agent’s Security Interest	~~63~~66
Section 13.4	Confidentiality	~~64~~67
Section 13.5	Limitation of Liability	~~65~~68
Section 13.6	No Recourse Against the Lenders	~~66~~69
Section 13.7	CHOICE OF LAW	~~66~~69
Section 13.8	CONSENT TO JURISDICTION	~~66~~69
Section 13.9	WAIVER OF JURY TRIAL	~~66~~69
Section 13.10	Integration; Binding Effect; Survival of Terms	~~67~~70
Section 13.11	Counterparts; Severability; Section References	~~67~~70
Section 13.12	Characterization; Security Interest	~~67~~70
Section 13.13	Bankruptcy Petition	~~68~~71
Section 13.14	Amendment and Restatement	~~69~~72
Section 13.15	Equalization of Loans and Commitments	~~69~~72
Section 13.16	Post-Closing Covenant	~~69~~72

-iii-

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NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

LOAN FACILITY; BORROWING PROCEDURES

Section 1.1. Loan Facility. (a) Upon the terms and subject to the conditions of this Agreement (including, without limitation, Article VI), the Borrower may request that the Lenders make Loans to Borrower on a revolving basis from time to time prior to the Facility Termination Date. Subject to the terms and conditions set forth herein, each Conduit Lender may in its sole discretion, and each Committed Lender shall, only if each Conduit Lender in its Lender Group elects not to (and has notified the Borrower, the Administrative Agent and the related Facility Agent) or there is no Conduit Lender in a Lender Group, make such Lender Group’s share of the Loans to the Borrower in an amount, for each Lender Group, equal to its Lender Group Percentage of the amount requested by the Borrower pursuant to Section 1.2; provided that no Lender shall be obligated to make any Loan if, after giving effect thereto:

(i)the Aggregate Credit Exposure would exceed the lesser of (A) the Facility Limit and (B) the Net Pool Balance less the Required Reserve;
(ii)the aggregate Credit Exposure of the Lenders in any Lender Group would exceed such Lender Group’s Lender Group Limit; or
(iii)the Credit Exposure of such Committed Lender would exceed its Commitment.

The Borrower will pay Interest on Loans made pursuant to this Agreement at the CP Rate, Alternate Base Rate or Adjusted SMIR, selected or assigned in accordance with Article IV hereof. Within the limits of the Commitment, Borrower may borrow, prepay and reborrow under this Section 1.1.

(b)The Borrower may, upon at least ten (10) Business Days’ notice to the Administrative Agent and each Lender, terminate in whole or reduce in part, the unused portion of the Facility Limit, without premium or penalty; provided that each partial reduction of the Facility Limit shall be in an amount equal to $5,000,000 (or a larger integral multiple of $1,000,000 if in excess thereof) and shall not reduce the Facility Limit below $10,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Committed Lender shall be ratably reduced.
(c)Increases in Commitment. Upon notice to each Lender, the Administrative Agent and the LC Issuer, the Borrower may from time to time request an increase in the Commitment with respect to one or more Committed Lenders, at any time following the Restatement Date and prior to the Facility Termination Date, such aggregate increase in each Committed Lender’s Commitments to be an amount (for all such requests or additions) not exceeding $100,000,000; provided, that each request for an increase shall be in a minimum amount of $5,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which the applicable Committed Lender(s), the LC Issuer and the

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Administrative Agent are requested to respond to the Borrower’s request (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Administrative Agent). Each Committed Lender being asked to increase its Commitment, the LC Issuer and the Administrative Agent shall notify the Borrower and the Servicer within the applicable time period whether or not such Person has agreed, in its respective sole discretion, to the increase to such Committed Lender’s Commitment. Any such Person that does not respond within such time period shall be deemed to have declined to consent to an increase in the applicable Committed Lender’s Commitment. For the avoidance of doubt, only the consent of the Committed Lender then being asked to increase its Commitment, the Administrative Agent and the LC Issuer shall be required in order to approve any such request. If the Commitment of any Committed Lender is increased in accordance with this clause (c), the Administrative Agent, such Committed Lender, the LC Issuer, the Borrower and the Servicer shall determine the effective date with respect to such increase and shall enter into such documents as agreed to by such parties to document such increase; it being understood and agreed that the Administrative Agent or such Committed Lender may request any of (x) resolutions of the Member of the Borrower approving or consenting to such Commitment increase and authorizing the execution, delivery and performance of any amendment to this Agreement, (y) a corporate and enforceability opinion of counsel of the Borrower and (z) such other documents, agreements and opinions reasonably requested by such Committed Lender or the Administrative Agent. Notwithstanding the foregoing, the Borrower may not request any such Commitment increase if any event has occurred and is continuing, or would arise as a result thereof, that will constitute an Amortization Event or a Servicer Termination Event or any event has occurred and is continuing, or would result from such Commitment increase, that would constitute an Unmatured Amortization Event.

Section 1.2. Borrowing Procedures. (a) The Borrower (or the Servicer, on its behalf) may request a Loan hereunder by giving notice to the Administrative Agent and each Facility Agent of a proposed borrowing not later than 12:00 noon (New York City time), at least (i) three

(3) Business Days prior to the proposed date of such borrowing (or such lesser period of time as each Facility Agent may consent) in the case of a Loan which is to bear interest at Adjusted SMIR, and (ii) one (1) Business Day prior to the proposed date of such borrowing (or such lesser period of time as each Facility Agent may consent) in the case of a Loan which is to bear interest at the Alternate Base Rate or the CP Rate, in a form set forth as Exhibit II-A hereto (each, a “Borrowing Request”). Each Borrowing Request shall be subject to Section 6.2 hereof and shall be irrevocable and binding on the Borrower. Each Borrowing Request shall specify (A) the requested Loan amount (which shall not be less than $1,000,000 or a larger integral multiple of $100,000), (B) the allocation of such amount among each Lender Group (which shall be ratable in accordance with the Lender Group Percentages of each Lender Group), (C) whether the Loan is to bear interest at the CP Rate, Adjusted SMIR or the Alternate Base Rate, and (D) the Borrowing Date (which shall be on a Business Day). There shall not be more than four (4) Loans which are accruing interest at Adjusted SMIR outstanding at any time.

(b)  On each Borrowing Date, upon satisfaction of the applicable conditions precedent set forth in Article VI and this Section 1.2, each applicable Lender shall deposit to the Facility Account, in immediately available funds, no later than 2:00 p.m. (New York City time), an amount equal to the portion of the Loan to be funded by such Lender.

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knowledge of an Authorized Officer of the Borrower or notice from the Administrative Agent, a Facility Agent or a Lender of the occurrence thereof;

(b)the fees set forth in the Administrative Agent Fee Letter and the Fee Letter on the dates specified therein;
(c)all accrued and unpaid Interest on the Loans accruing Interest at the Alternate Base Rate or the Default Rate through the last day of each Interest Period and payable on the immediately succeeding Settlement Date;
(d)~~[reserved]~~ all accrued and unpaid Interest on the Loans accruing Interest at the CP Rate through the last day of each Interest Period and payable on the immediately succeeding Settlement Date;
(e)all accrued and unpaid Interest on the Loans accruing Interest at Adjusted SMIR through the last day of each Interest Period and payable on the immediately succeeding Settlement Date;
(f)	all LC Amounts and LC Obligations; and
(g)	all Broken Funding Costs and Indemnified Amounts upon demand.

Section 2.2.Collections Prior to the Facility Termination Date.(a)Prior to the Facility Termination Date, any Deemed Collections and any Collections received by the Servicer shall be set aside in the Master Collection Accounts and held in trust by the Servicer for the payment of any accrued and unpaid Recourse Obligations as provided in this Section 2.2. Subject to the satisfaction of Section 6.2 at such time, any Collections not required to be set aside pursuant to the foregoing sentence may be distributed prior to the next Settlement Date (any such distribution, a “Release”) to the Servicer in respect of the Servicing Fee or to the Borrower for purposes of purchasing new Receivables pursuant to the Receivables Sale Agreement or paying down the Subordinated Notes or, to the extent that the aggregate amount in the Master Collection Accounts available for distribution on any day exceeds the sum of (i) the purchase price of the Receivables to then be purchased under the Receivables Sale Agreement, (ii) the amounts outstanding and payable under the Subordinated Notes and (iii) any other Recourse Obligations payable on or prior to the next scheduled Settlement Date, such excess amount may be distributed by the Borrower to its equity holders in accordance with the terms of the Borrower’s limited liability company agreement so long as a Borrowing Base Deficiency will not result from such proposed distribution.

(b) On each Settlement Date and on the date any prepayment of the Advances Outstanding and/or Cash-Collateralization of the LC Obligations is required pursuant to Section 1.3 hereof prior to the Facility Termination Date, the Servicer shall apply the amounts set aside in the Master Collection Accounts that are not permitted to be distributed to the Borrower under Section 2.2(a) (if not previously paid in accordance with Section 2.1) in the order specified below:

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for all outstanding LC Obligations and the LC Fee Expectation, the LC Issuer shall deposit such excess funds into the Master Collection Accounts to be applied pursuant to Section 2.3 hereof.

ARTICLE III [RESERVED] ARTICLE IV LOANS

Section 4.1.  Loans. Prior to the occurrence of an Amortization Event, the outstanding principal amount of each Loan shall accrue Interest for each day during the related Interest Period at either (i) Adjusted SMIR ~~or~~, (ii) the Alternate Base Rate or (iii) the CP Rate, as applicable, in accordance with the terms and conditions hereof. Until the Borrower gives the required notice to the Administrative Agent of another Interest Rate in accordance with Section 4.3, the initial Interest Rate for any Loan shall be (i) if such Loan is being funded by a Conduit Lender through the issuance of Notes, the applicable CP Rate (unless the Default Rate is then applicable) or (ii) otherwise (including if a Conduit Lender is then funding such Loan under a Program Support Agreement), Adjusted SMIR (unless the Default Rate is then applicable).

Section 4.2. Interest Payments. On each Settlement Date, the Borrower shall pay to the Administrative Agent (for the benefit of the Lenders) an aggregate amount equal to the accrued and unpaid Interest on each Loan for the entire Interest Period of each Loan in accordance with Article II.

Section 4.3. Loan Interest Rates. At the date of each borrowing of a Loan and at the commencement of each Interest Period (with the required prior notice described in this Section 4), the Borrower may select Adjusted SMIR (subject to ~~Sections 4.4 and~~Section 4.6 below) or the Alternate Base Rate as the Interest Rate applicable for each Loan during such Interest Period; provided, however, that if such Loan is being funded by a Conduit Lender through the issuance of Notes, the applicable CP Rate shall apply for each Interest Period for such Loan (unless the Default Rate is then applicable). The Borrower shall by 12:00 noon (New York City time): (a) at least three (3) Business Days prior to the commencement of any Interest Period with respect to which Adjusted SMIR is being requested as a new Interest Rate and (b) at least one (1) Business Day prior to the commencement of any Interest Period with respect to which the Alternate Base Rate is being requested as a new Interest Rate, give the Administrative Agent irrevocable notice of the new Interest Rate for the Loan associated with such new Interest Period and the duration of such Interest Period.

Section 4.4.  [Reserved].

Section 4.5. Default Rate. From and after the occurrence of an Event of Default, all Loans shall accrue Interest at the Default Rate.

Section 4.6.  Inability to Determine Adjusted SMIR; Benchmark Replacement.

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“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

ARTICLE V REPRESENTATIONS AND WARRANTIES

Section 5.1.  Representations and Warranties of the Borrower Parties. Each Borrower Party hereby represents and warrants to the Administrative Agent, the Lenders and the LC Issuer, as to itself, as of the date hereof, as of each Settlement Date and as of the date of each Release and each Credit Extension that:

(a)Existence and Power. Such Borrower Party’s jurisdiction of organization is correctly set forth in the preamble to this Agreement and such jurisdiction is its sole jurisdiction of organization. Such Borrower Party is duly organized under the laws of its jurisdiction of organization and is a “registered organization” as defined in the UCC in effect in such jurisdiction. Such Borrower Party is validly existing and in good standing under the laws of its jurisdiction of organization and no other state or jurisdiction, and such jurisdiction is either Delaware or a jurisdiction that is required to maintain a public record showing the organization to have been organized. Such Borrower Party is duly qualified to do business and is in good standing as a foreign entity, and has and holds all organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.
(b)Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Borrower Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of the Borrower, the Borrower’s use of the proceeds of Loans made hereunder, are within its entity power and authority and have been duly authorized by all necessary entity action on its part. This Agreement and each other Transaction Document to which such Borrower Party is a party has been duly executed and delivered by such Borrower Party.
(c)No Conflict. The execution and delivery by such Borrower Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its organizational

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Termination, unless another Unmatured Servicer Termination Event occurs), designate as Servicer any Person to succeed ArcBest II or any successor Servicer.

(b)Without the prior written consent of the Administrative Agent and the Majority Lenders, ArcBest II shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) the Borrower, (ii) an Originator, and (iii) with respect to certain Defaulted Receivables, outside collection agencies in accordance with its customary practices. Neither the Borrower nor any Originator shall be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by ArcBest II. If at any time the Administrative Agent shall designate as Servicer any Person other than ArcBest II, all duties and responsibilities theretofor delegated by ArcBest II to the Borrower or any Originator may, at the discretion of the Administrative Agent and the Majority Lenders, be terminated forthwith on notice given by the Administrative Agent to ArcBest II and to the Borrower and the Originators.
(c)Notwithstanding the foregoing subsection (b): (i) ArcBest II shall be and remain primarily liable to the Administrative Agent, the LC Issuer and the Lenders for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Administrative Agent, the LC Issuer and the Lenders shall be entitled to deal exclusively with ArcBest II in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Administrative Agent, the LC Issuer and the Lenders shall not be required to give notice, demand or other communication to any Person other than ArcBest II in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. ArcBest II, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.
(d)Each of the parties hereto hereby acknowledges and agrees that the Parent was the “Servicer” under the Existing Loan Agreement. Effective as of the Restatement Date, the Parent hereby transfers and assigns to ArcBest II all of the Parent’s rights under, and delegates all of its duties and obligations under, the Existing Loan Agreement and all other Transaction Documents, insofar as such rights, duties and obligations relate to Parent’s role as Servicer, as such rights and obligations are further described in the Existing Loan Agreement and the other Transaction Documents and as such rights and obligations are amended and modified by, this Agreement. From and after the Restatement Date, ArcBest II hereby accepts such transfer and assignment to it, agrees to be bound by all of the terms and conditions of this Agreement and all other Transaction Documents to which it is a party, and unconditionally assumes all of the obligations of the Parent relating to the foregoing.
(e)Notwithstanding anything to the contrary herein or in any other Transaction Document, prior to the MoLo Receivables Inclusion Date the MoLo Receivables shall (i) be excluded from the calculations of (x) “Accounts Receivable Turnover Ratio,” “Concentration Limit,” “Credit Sales,” “Currency Reserve,” “Days Sales Outstanding Ratio,” “Default Ratio,” “Delinquency Ratio,” “Dilution Horizon Ratio,” “Dilution Ratio,” “Dilution Reserve,” “Dilution Spike Rate,” “Dilution Volatility Component,” “Excess Concentration Amount,” “Expected Dilution Ratio,” “Loss Horizon Ratio,” “Loss Reserve,” “Obligor Percentage,” Required Reserves,” “Required Reserve Factor Floor,” “Required Reserve Floor Percentage,” “Servicing

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Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

Neither the Borrower nor any other Borrower Party shall be required to compensate any Lender, any Program Support Provider or the LC Issuer pursuant to the foregoing provisions of this Section 10.2 for any increased costs incurred or reductions suffered more than nine months prior to the date that the LC Issuer, such Program Support Provider or such Lender notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions and of the LC Issuer’s, such Program Support Provider’s or such Lender’s intention to claim compensation therefor.

Section 10.3. Other Costs and Expenses. The Borrower shall pay to the Administrative Agent, the LC Issuer and the Lenders promptly on demand all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of the Transaction Documents and the transactions contemplated thereby, including without limitation, the cost to audit the books, records and procedures of the Borrower, reasonable fees and out-of-pocket expenses of legal counsel for the LC Issuer, the Lenders and the Administrative Agent with respect thereto and with respect to advising the LC Issuer, the Lenders and the Administrative Agent as to their respective rights and remedies under this Agreement. The Borrower shall pay to the Administrative Agent promptly on demand any and all reasonable costs and expenses of the Administrative Agent, the LC Issuer and the Lenders, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

Section 10.4. Replacement of Lender.  If the Borrower is required pursuant to Section 10.2 to make any additional payment to any Lender ~~or if any Lender’s obligation to make or continue Loans at Adjusted Daily Simple SOFR or Adjusted SMIR shall be suspended pursuant to Section 4.4~~ or if any Lender defaults in its obligation to make a Loan, reimburse the LC Issuer pursuant to Section 1.6(d)(ii) or otherwise becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect, so long as the condition, issue or event permitting the replacement of the Affected Lender continues, to replace such Affected Lender as a Lender party to this Agreement, provided that no Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) any Eligible Assignee or another bank or other Person that is reasonably satisfactory to the Borrower and the Administrative Agent and, to the Borrower’s and the Administrative Agent’s reasonable satisfaction, which Eligible Assignee or other bank or Person does not suffer from and is not impacted by the issue or event causing the replacement of the Affected Lender, shall agree, as of such date, to purchase for cash at par the Advances Outstanding and other Recourse Obligations under this Agreement due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit X and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date, (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, and

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(iii)the Affected Lender shall no longer be a Lender under this Agreement but shall retain all rights to indemnification and reimbursement then accrued to its favor.

ARTICLE XI THE AGENT

Section 11.1. Authorization and Action.

(a)Each of the LC Issuer, the Facility Agents and the Lenders hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower or any Affiliate thereof, the LC Issuer, any Facility Agent or any Lender except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, (a) in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability (unless the Administrative Agent is satisfactorily indemnified for such liability as determined by the Administrative Agent, in its reasonable discretion) or which is contrary to any provision of any Transaction Document or applicable law and (b) the Administrative Agent agrees to act as the U.S. federal withholding tax agent in respect of all amounts payable by it under any Transaction Document.
(b)Each Lender hereby irrevocably designates and appoints the respective institution identified as the Facility Agent for such Lender’s Lender Group on the signature pages hereto or to the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, and each authorizes such Facility Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Facility Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Facility Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, the LC Issuer or other Facility Agent or the Administrative Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Facility Agent shall be read into this Agreement or otherwise exist against such Facility Agent.

Section 11.2. Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Purchased Receivables in the event it replaces the Servicer in such capacity pursuant to Section 8.1), in the absence of its or their own gross negligence, bad faith or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel

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until a successor Administrative Agent is appointed by the Majority Lenders as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint one of the Committed Lenders as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.

(b)Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, duties, and obligations of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of Article X and this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

Section 11.10. Erroneous Payments.

(a)If the Administrative Agent (x) notifies a Lender, the LC Issuer or a Secured Party, or any Person who has received funds on behalf of a Lender, the LC Issuer or Secured Party (any such Lender, LC Issuer, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 11.10(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, LC Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.10 and held in trust for the benefit of the Administrative Agent, and such Lender, the LC Issuer or such Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 11.10(a) shall be conclusive, absent manifest error.

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(b)Without limiting Section 11.10(a), each Lender, LC Issuer, Secured Party or any Person who has received funds on behalf of a Lender, LC Issuer or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, LC Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender, LC Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.10(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.10(a) or on whether or not an Erroneous Payment has been made.

(c)Each Lender, LC Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, LC Issuer or Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Lender, LC Issuer or Secured Party under any Transaction Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under Section 11.10(a).
(d)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with Section 11.10(a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the

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relevant type of Loan with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance with respect to such Erroneous Payment Deficiency Assignment and such Lender shall deliver any notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 12.3 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distributions in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(a)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, LC Issuer or Secured Party, to the rights and interests of such Lender, LC Issuer or Secured Party, as the case may be) under the Transaction

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Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Borrower’s obligations under the Transaction Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of the Borrower’s obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower or any other obligations owed by any other Borrower Party; provided that this Section 11.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the obligations of the Borrower relative to the amount (and/or timing for payment) of the Borrower’s obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(b)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(c)Each party’s obligations, agreements and waivers under this Section 11.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or the LC Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all of the Borrower’s obligations (or any portion thereof) under any Transaction Document.

ARTICLE XII

ASSIGNMENTS AND PARTICIPATIONS; REFINANCING

Section 12.1. Successors and Assigns. This Agreement shall be binding upon each Borrower Party and their successors and assigns, and shall inure to the benefit of the Administrative Agent, the LC Issuer, the Facility Agents and the Lenders and the benefit of their respective successors and assigns, including any subsequent holder of any of the Loans. No Borrower Party may assign any of its rights or obligations under any Transaction Document without the written consent of each of the Administrative Agent, the LC Issuer, the Facility Agents and the Lenders.

Section 12.2. Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made or the Commitment held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve such Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent

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GTA FUNDING LLC, as a Conduit Lender
By:___________________________________
Name:_____________________________
Title:______________________________
Address:
GTA Funding LLC
68 South Service Road, Suite 120
Melville, NY 11747
Email: ConduitFundingUS@tdsecurities.com

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directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Administrative Agent” As defined in the preamble to this Agreement.

“Administrative Agent’s Account” Administrative Agent’s Account at Bank of America, Account #[], ABA No. [], Account Name: ~~Reliant Trust~~GTA Funding LLC, Reference: ArcBest Funding LLC.

“Agent Fee Letter” That certain Agent Fee Letter agreement dated as of the Restatement Date, among the Borrower, the Servicer and the Administrative Agent, as it may be amended, restated or otherwise modified and in effect from time to time.

“Aggregate Credit Exposure” On any date of determination, the Aggregate Loan Amount from time to time outstanding hereunder plus the outstanding LC Obligations minus the funds on deposit in the Letter of Credit Collateral Account to Cash-Collateralize the LC Obligations. In computing the amount of Aggregate Credit Exposure, in connection with a Loan the proceeds of which will be used to finance an LC Advance pursuant to Section 1.6(d)(ii), the Borrower need not count both the principal amount of such LC Advance and the amount of such Loan.

“Aggregate Loan Amount” On any date of determination, the aggregate principal amount of all Loans from time to time outstanding hereunder.

“Aggregate Prepayment” As defined in Section 1.3(a).

“Aggregate Unpaids” At any time, an amount equal to the sum of (i) the Aggregate Loan Amount, plus (ii) the aggregate LC Amounts, plus (iii) all Recourse Obligations (whether due or accrued) at such time.

“Agreement” This Receivables Loan Agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” For any day, the rate per annum equal to the highest as of such day of (i) the Prime Rate, (ii) one-half of one percent (0.50%) above the Federal Funds Effective Rate or (iii) Daily Simple SOFR, plus one-tenth of one percent (0.10%). For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Effective Rate shall be effective on the date of each such change.

“Amortization Date” The earliest to occur of (i) the Business Day immediately prior to the occurrence of an Event of Bankruptcy with respect to a Borrower Party, an Originator or the Parent, (ii) the Business Day specified in a written notice from the Administrative Agent following the occurrence of any other Amortization Event, and (iii) the date which is ten (10) Business Days after the Administrative Agent’s receipt of written notice from the Borrower that it wishes to terminate the facility evidenced by this Agreement.

“Amortization Event” As defined in Article IX.

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“Business Day” is utilized in connection with the SMIR, “Business Day” shall mean “U.S. Government Securities Business Day”.

“Calculation Period” A calendar month.

“Canadian Dollar” means the lawful currency of Canada.

“Canadian Obligors” An Obligor who has agreed to pay for a Receivable at a location in Canada.

“Cash-Collateral Amount” With respect to any portion of the LC Obligations which is required to be “Cash-Collateralized”, an amount equal to 100% of such portion of the LC Obligations.

“Cash-Collateralize” To pledge and deposit immediately available funds into the Letter of Credit Collateral Account, as collateral for the LC Obligations, the Cash-Collateral Amount as security for the portion of the LC Obligations being collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the LC Issuer.

“CBA” The Collective Bargaining Agreement effective ~~April~~July1, ~~2018~~2023 through June 30, ~~2023~~2028 between the International Brotherhood of Teamsters and ABF, as the same may be amended, modified or restated.

“CBA Liquidity Period” The period commencing on the seventh (7th) day prior to any CBA Maturity Date and ending upon the extension of such existing CBA or upon ratification of a subsequent collective bargaining agreement between the International Brotherhood of Teamsters and ABF which replaces the CBA in existence on the ~~Restatement~~Third Amendment Closing Date.

“CBA Maturity Date” The date on which the CBA expires. As of the ~~Restatement~~Third Amendment Closing Date the CBA Maturity Date is June 30, ~~2023~~2028.

“Change of Control” (i) (a) A change in control is reported by the Parent in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (b) any “person” or “group” (as such terms are used in Section 13(d) and Section 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator or any such plan) is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of voting capital stock of the Parent (or securities convertible into or exchangeable for such capital stock) representing the Control Percentage or more of the combined voting power of the Parent’s then outstanding capital stock, (ii) the Parent ceases to directly or indirectly own 100% of the outstanding shares of voting stock, membership interests or partnership interests of each Originator, or (iii) the Parent ceases to own 100% of the membership interests of the Borrower.

“Charge-Offs” All Receivables that are written off by the Servicer or should, in accordance with the Credit and Collection Policies, be written off as uncollectible.

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~~“Class C Special Obligor” As identified in the Fee Letter.~~ “Closing Date” June 15, 2012.

“Collateral” As defined in Section 13.12(b).

“Collection Account” Each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited which is listed on Exhibit IV (as the same may be updated from time to time in accordance with Section 7.1(m) hereof) and which is in the name of the Borrower and subject to a Collection Account Agreement at all times on and after the date hereof, including the Master Collection Account.

“Collection Account Agreement” An agreement in form reasonably acceptable to the Administrative Agent among an Originator, the Servicer and/or the Borrower, the Administrative Agent and a Collection Bank establishing control over a Collection Account.

“Collection Bank” At any time, any of the banks holding one or more Collection Accounts.

“Collection Notice” A notice in substantially the form attached to a Collection Account Agreement from the Administrative Agent to a Collection Bank.

“Collections” With respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Commercial Paper Notes” means short-term promissory notes issued or to be issued by any Conduit Lender or participating commercial paper conduit to fund its investments in accounts receivable or other financial assets.

“Committed Lender” means any Person that is identified on the signature pages to this Agreement as a “Committed Lender”.

“Commitment” With respect to any Committed Lender, the maximum aggregate amount which such Person is obligated to lend or pay hereunder on account of all Loans and all drawings under all Letters of Credit, on a combined basis, as set forth on Schedule C, as such amount may be modified in connection with any subsequent assignment pursuant to Section 12.3 or as increased in connection with an increase in the Facility Limit pursuant to Section 1.1(c) or a reduction in the Facility Limit pursuant to Section 1.1(b).

“Concentration Limit”

~~(a)For any Class C Special Obligor, 4.0% of the aggregate Outstanding Balance of all Eligible Receivables~~.

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(~~b~~a) For any Group A Obligor, ~~14.0~~15.0% of the aggregate Outstanding Balance of all Eligible Receivables.

(~~c~~b)  For any Group B Obligor, ~~6.0~~10.0% of the aggregate Outstanding Balance of all Eligible Receivables.

(~~d~~c)  For any Group C Obligor, ~~4.0~~7.5% of the aggregate Outstanding Balance of all Eligible Receivables.

(~~e~~d)  For any Group D Obligors, ~~2.5~~5.0% of the aggregate Outstanding Balance of all Eligible Receivables.

(fe) For any Unbilled Receivables in the aggregate, 9.0% of the aggregate Outstanding Balance of all Eligible Receivables; provided however, that during a Special Calculation Period, the Concentration Limit for any Unbilled Receivables in the aggregate shall be 11.0% of the aggregate Outstanding Balance of all Eligible Receivables.

(~~g~~f) For all Canadian Obligors in the aggregate, 5.0% of the aggregate Outstanding Balance of all Eligible Receivables.

“Conduit Lender” Any Person that is identified on the signature pages to this Agreement as a “Conduit Lender”.

“Consolidated Adjusted Funded Indebtedness” As defined in the Credit Agreement.

“Consolidated EBITDAR” As defined in the Credit Agreement.

“Contingent Obligation” Of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, other than a Pension Plan Obligation, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

“Contract” With respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“Control Percentage” With respect to any Person, the percentage of the outstanding capital stock of such Person having ordinary voting power which gives the direct or indirect holder of such stock the power to elect a majority of the board of directors (or individuals or body or group of individuals performing the same or substantially similar functions as the board of directors of a corporation) of such Person.

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“Controlled Group” All members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“CP Rate” means, for any Conduit Lender and for any Interest Period for any Loan (a) the per annum rate equivalent to the weighted average cost (as determined by the applicable Facility Agent and which shall include commissions and fees of placement agents and dealers, foreign exchange and currency hedging costs, incremental carrying costs incurred with respect to Commercial Paper Notes of such Person or any participating commercial paper conduit maturing on dates other than those on which corresponding funds are received by the applicable commercial paper conduit, other borrowings by such Conduit Lender (other than under any Program Support Agreement) and any other costs and expenses associated with the issuance of Commercial Paper Notes) of or related to the issuance of Commercial Paper Notes or such other borrowings that are allocated, in whole or in part, by the applicable Conduit Lender or participating commercial paper conduit to fund or maintain such Loan (and which may be also allocated in part to the funding of other assets of such Conduit Lender or participating commercial paper conduit); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Loan for such Interest Period, the applicable Facility Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Borrower agrees that any amounts payable to Conduit Lenders in respect of Interest for any Interest Period with respect to any Loan funded by such Conduit Lenders at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Commercial Paper Notes issued to fund or maintain such Loan that corresponds to the portion of the proceeds of such Commercial Paper Notes that was used to pay the interest component of maturing Commercial Paper Notes issued to fund or maintain such Loan, to the extent that such applicable commercial paper conduit had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Commercial Paper Notes (for purposes of the foregoing, the “interest component” of Commercial Paper Notes equals the excess of the face amount thereof over the net proceeds received by the applicable commercial paper conduit from the issuance of Commercial Paper Notes, except that if such Commercial Paper Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Commercial Paper Notes through maturity) or (b) any other rate designated as the “CP Rate” for such Conduit Lender in the document pursuant to which such Person becomes a party as a Conduit Lender to this Agreement, or any other writing or agreement provided by such Conduit Lender to the Borrower, the Servicer and the applicable Facility Agent from time to time. Notwithstanding the foregoing, if the CP Rate as determined herein would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of September 27, 2019 among the Parent and those of its Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, U.S. Bank National Association, a national banking association, as Administrative Agent, Branch Banking and Trust Company and

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PNC Bank, National Association, as syndication agents, and U.S. Bank National Association, as Sole Lead Arranger and Sole Book Runner.

“Credit and Collection Policies” The credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof, as modified from time to time in accordance with this Agreement.

“Credit Exposure” On any date of determination with respect to any Lender, the aggregate principal amount of all of such Lender’s Loans plus such Lender’s participation in outstanding LC Obligations.

“Credit Extension” The making of a Loan or the issuance of a Letter of Credit, as applicable.

“Credit Sales” For any Calculation Period, the aggregate amount of all Receivables with credit terms of any kind originated or purchased by an Originator during such Calculation Period.

“Cut-Off Date” The last day of a Calculation Period.

“Days Sales Outstanding Ratio” On any date of determination, the ratio computed as of the most recent Cut-Off Date by dividing (a) 360 by (b) the Accounts Receivable Turnover Ratio for the Calculation Period ending on such Cut-Off Date.

“Deemed Collections” Collections deemed received by the Borrower under Section 1.4. “Default Rate” For any day, the rate per annum equal to the sum of (a) the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Effective Rate, plus (b) 3.0%. For purposes of determining the Default Rate for any day, changes in the Prime Rate or the Federal Funds Effective Rate shall be effective on the date of each such change.

“Default Ratio” As of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (i) the aggregate amount ~~(without double-counting)~~ of Receivables which became Defaulted Receivables ~~or Charge-Offs~~ during the Calculation Period that includes such Cut-Off Date, by (~~b~~ii) Credit Sales for the Calculation Period occurring ~~four~~six (~~4~~6) months prior to the Calculation Period ending on such Cut-Off Date.

“Defaulted Receivable” A Receivable: (i) as to which the Obligor thereof has suffered an Event of Bankruptcy; (ii) which is a Charge-Off; or (iii) as to which any payment, or part thereof, remains unpaid for greater than ~~120~~180 days from the date of billing applicable to such payment.

“Defaulting Lender” Subject to Section 1.8(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Administrative Agent, any LC Issuer or any other Lender any other

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Dilution during the Calculation Period ending on such Cut-Off Date, by (ii) the Credit Sales for the Calculation Period ending on the previous Cut-Off Date.

“Dilution Reserve” On any date of determination, computed as of the most recent Cut-Off Date, the product (expressed as a percentage) of (a) the sum of (i) the product of (x) the Stress Factor times (y) the Expected Dilution Ratio, plus (ii) the Dilution Volatility Component, times (b) the Dilution Horizon Ratio.

“Dilution Spike Rate” The highest average Dilution Ratio for any three (3) consecutive Calculation Periods observed over the past 12 Calculation Periods.

“Dilution Volatility Component” The product (expressed as a percentage) of (i) the positive difference (if any) between (A) the Dilution Spike Rate and (B) the Expected Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the Dilution Spike Rate and the denominator of which is the Expected Dilution Ratio.

“Drawing Date” As defined in Section 1.6(d)(ii).

“Eligible Assignee” A commercial bank having a combined capital and surplus of at least $250,000,000 with a rating of its (or its parent holding company’s) short-term securities equal to or higher than (i) A-1 by S&P and (ii) P-1 by Moody’s; provided that no Defaulting Lender or Affiliate thereof, or any Person who, becoming a Lender, would constitute a Defaulting Lender or an Affiliate thereof, shall constitute an Eligible Assignee.

“Eligible Receivable” At any time, a Receivable:

(i)the Obligor of which (A) if a natural person, is a resident of the United States or Canada, or, if a corporation or other business organization, is organized under the laws of the United States or Canada or any political subdivision thereof, or is any other business organization that has a significant presence in the United States or Canada, and has agreed to pay for such Receivable at a location in the United States or Canada,

(B) is not an Affiliate of any of the parties hereto, and (C) is not a Sanctioned Person;

(ii)	that arises under a Contract;
(iii)	which is not a Defaulted Receivable and is not a Delinquent Receivable;
(iv)which is not (a) a Government Receivable or (b) prior to the MoLo Receivables Inclusion Date, a MoLo Receivable;
(v)which by its terms is due and payable within 30 days of the date of billing therefor, provided, however, any Receivable which by its terms is due and payable within 31-60 days of the date of billing therefor may be considered an “Eligible Receivable” so long as such Receivables satisfies all of the other criteria set forth in this definition of “Eligible Receivable” and the Outstanding Balance of such Receivable, when added to the Outstanding Balance of all other Receivables which are due and payable within 31-60 days of the date of billing therefor, would not cause the Outstanding Balance of

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(xvi)as to which each of the representations and warranties contained in Section 5.1(g), Section 5.1(i), Section 5.1(j), Section 5.1(r), Section 5.1(s), and Section 5.1(t) is true and correct;
(xvii)all right, title and interest to and in which has been validly transferred by the applicable Originator directly to the Borrower under and in accordance with the Receivables Sale Agreement, and the Borrower has good and marketable title thereto free and clear of any Adverse Claim (other than as created by the Transaction Documents);
(xviii)which is not owing from an Obligor as to which more than 25% of the balance of all Receivables for which such Obligor is obligated remain unpaid for 90 or more days past the date of billing;
(xix)the Obligor of which at the time the Receivable was initially pledged to the Administrative Agent (on behalf of the Secured Parties) has not, as a result of a deterioration of such Obligor’s financial condition or creditworthiness, been required by the applicable Originator at any time during the immediately preceding 12 months for a period of more than 30 days to pay for services rendered on a cash basis;
(xx)the Obligor of which is not the Obligor on any Receivables which have been sold or pledged to any person other than the Borrower;
(xxi)with respect to which the Servicer is in possession of the related Contract file, or in the case of electronic purchases, the applicable computer data files, with respect to such Receivable;
(xxii)that, if such Receivable is an Unbilled Receivable, no more than 31 days have expired since the date that such Receivable was created; and
(xxiii)as to which, as of any date on or after the First Post-Closing Date, the Obligor of which has been instructed to remit payment thereon to a Lock-Box, Segregated Account or a Collection Account, and not to the PNC Bank Account.

“ERISA” The Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” Any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Tax Code (and Sections 414(m) and (o) of the Tax Code for purposes of provisions relating to Section 412 of the Tax Code).

“Erroneous Payment” has the meaning assigned to it in Section 11.10(a). “Erroneous Payment Deficiency Assignment” has the meaning assigned to it in

Section 11.10(d)(i).

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“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 11.10(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.10(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.10(e).

“Event of Bankruptcy”Shall be deemed to have occurred with respect to a Person if either:

(i)a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or
(ii)such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

“Event of Default” Any Amortization Event described in Sections 9.1(a)-(g), Section 9.1(k) (only if such Amortization Event arises due to an event of the type described in clause (ii) or (iii) of the definition of “Change of Control”), Section 9.1(l), Sections 9.1(n)-(r), or Section 9.1(t).

“Excess Concentration Amount” At any time with respect to any Obligor or group of Obligors described in the definition of “Concentration Limit”, the amount, if any, by which the aggregate Outstanding Balance of all Eligible Receivables of such Obligor or group of Obligors exceeds the Concentration Limit applicable to such Obligor or group of Obligors at such time.

“Exchange Rate” means, as of any date of determination with respect to a Receivable denominated in Canadian Dollars, the amount of such currency specified by the Servicer as the

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amount of Canadian Dollars that would be required to purchase a U.S. Dollar based on the foreign exchange market for Canadian Dollars in the most recent Monthly Report or Weekly Report delivered hereunder that demonstrated that the Net Pool Balance exceeded the sum of the Aggregate Credit Exposure plus the Required Reserve.

“Expected Dilution Ratio” At any time, the rolling average of the three-month average Dilution Ratio for the 12 Calculation Periods then most recently ended.

“Facility Account” The Borrower’s account no. 2730103 at First National Bank of Fort Smith or any other account designated by the Borrower from time to time.

“Facility Agent” As to any Conduit Lender or Committed Lender, the Person identified on the signature pages to this Agreement as the “Facility Agent” for such Lenders, together with its respective successors and permitted assigns.

“Facility Limit” At any time of determination, the aggregate Commitments of all Lenders, which as of the Restatement Date is equal to $50,000,000, as reduced from time to time pursuant to Section 1.1(b) or increased pursuant to Section 1.1(c); provided, however, that at no time shall any such increase cause the Facility Limit to exceed $150,000,000. References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to

(x) the Facility Limit at such time, minus (y) the Aggregate Credit Exposure.

“Facility Termination Date”The earliest to occur of (i) the Amortization Date, and

(ii) July 1, ~~2024~~2025.

“Federal Bankruptcy Code” Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

“Federal Funds Effective Rate” Means, for any day the greater of (i) the average rate per annum as determined by the Administrative Agent at which overnight Federal funds are offered to the Administrative Agent for such day by major banks in the interbank market, and (ii) if the Administrative Agent is borrowing overnight funds from a Federal Reserve Bank that day, the average rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Effective Rate by the Administrative Agent shall be conclusive and binding on the Borrower except in the case of manifest error.

“Fee Letter” That certain ~~Fifth~~Sixth Amended and Restated Fee Letter agreement dated as of the ~~Restatement~~Third Amendment Closing Date among the Borrower, the Servicer, the Lenders, the Facility Agents and the Administrative Agent, as it may be amended, restated or otherwise modified and in effect from time to time.

“First Post-Closing Date” June 30, 2021 (or such later date, if any, consented to in writing by the Administrative Agent in its sole discretion).

“Final Payout Date” The date on which all Aggregate Unpaids have been paid in full and the Facility Limit has been reduced to zero.

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uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of at least “Baal” by Moody’s on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such rating agencies, then such Obligor will be a “Group B Obligor” if it satisfies either clause (a) or clause (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Excess Concentration Amount” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group C Obligor” means an Obligor that is not a Group A Obligor or a Group B Obligor, with short-term ratings of at least: (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of at least “BBB-“ by S&P on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, at least “Baa3” by Moody’s on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such rating agencies, then such Obligor will be a “Group C Obligor” if it satisfies either clause (a) or clause (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Excess Concentration Amount” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor; provided, that any Obligor that is not rated by either Moody’s or S&P shall be a Group D Obligor.

“GTA Funding” GTA Funding LLC.

“Indebtedness”  Of a Person means such Person’s (i) obligations for borrowed money,

(ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade, which shall include, but not be limited to all Pension Plan Obligations),

(iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, and

(vii) Contingent Obligations.

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“Indemnified Amounts” As defined in Section 10.1. “Indemnified Party” As defined in Section 10.1.

“Independent Manager” A Manager of the Borrower who (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a manager of the Borrower, (A) a Manager, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): the Servicer, any Originator, or any of their respective Subsidiaries or Affiliates (other than Borrower), (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any Manager, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an Independent Manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent Managers or managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy, (iii) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities, and (iv) is reasonably acceptable to the Administrative Agent as evidenced in a writing executed by the Administrative Agent.

“Interest” For each day during each Interest Period relating to a Loan, an amount equal to the product of (x) the sum of (i) the applicable Interest Rate for such Loan, plus (ii) the Applicable Margin, multiplied by, (y) the principal amount of such Loan for such day, annualized on (i) a 360 basis for Interest accruing at the CP Rate, Adjusted Daily Simple SOFR or Adjusted SMIR, or (ii) a 365 or 366 day basis, as applicable, for Interest accruing at the Alternate Base Rate.

“Interest Period” With respect to any Loan (i) the period commencing on the date of the initial funding of such Loan and ending on, but excluding, the last day of the Calculation Period in which such funding date occurs; and (ii) thereafter, each period commencing on, and including, the first day of each Calculation Period and ending on, but excluding, the first day of the following Calculation Period.

“Interest Rate” With respect to each Loan, the CP Rate, Adjusted Daily Simple SOFR, Adjusted SMIR, the Alternate Base Rate or the Default Rate, as applicable.

“Interest Reserve” For any Calculation Period, the product (expressed as a percentage) of

(i) 1.5 (ii) the Prime Rate as of the immediately preceding Cut-Off Date, (iii) the highest Days Sales Outstanding Ratio for the most recent 12 Calculation Periods, and (iv) 1/360.

“LC Advance” Any drawing by the beneficiary under a Letter of Credit issued by the LC Issuer which has not been reimbursed pursuant to Section 1.6(d).

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“Letter of Credit Request” A request by the Borrower for the issuance of a Letter of Credit pursuant to Section 1.6(b) and substantially in the form attached hereto as Exhibit II-B.

“Liquidity Advance” means a loan, advance, purchase or other similar action made by a Liquidity Provider pursuant to a Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into, directly or indirectly, in connection with or related to, this Agreement pursuant to which a Liquidity Provider agrees to make loans or advances to, or purchase assets from, a Conduit Lender (directly or indirectly) in order to provide liquidity or other enhancement for such Conduit Lender’s Commercial Paper Notes or other senior indebtedness.

“Liquidity Provider” means each bank, other financial institution or other Person that is at any time party to a Liquidity Agreement as a lender (or any participant thereof).

“Loan” Any amount disbursed as principal by Lender to Borrower under this Agreement.

“Lock-Box” Each locked postal box with respect to which a Collection Bank or a Segregated Account Bank has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV (as the same may be updated from time to time in accordance with Section 7.1(m) hereof).

“Loss Horizon Ratio” As of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (a) the aggregate Credit Sales for the ~~four~~three (~~4~~3) most recent Calculation Periods (including the Calculation Period ending on such Cut-Off Date), by (b) the Net Pool Balance as of such Cut-Off Date.

“Loss Reserve” For any Calculation Period, the product (expressed as a percentage) of

(i) the Stress Factor, times (ii) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (iii) the Loss Horizon Ratio as of the immediately preceding Cut-Off Date.

“Majority Lenders” Lenders representing more than 50% of the aggregate Commitments of all Lenders (or, if the Commitments have been terminated, Lenders representing more than 50% of the Aggregate Credit Exposure); provided, however that at any time there are two or fewer Lenders that are not Affiliates, the term “Majority Lenders” shall mean all Lenders (other than any Defaulting Lender). At any time there is more than one Lender that is not a Defaulting Lender, the Commitments and Credit Exposure of any Defaulting Lender shall be disregarded in determining Majority Lenders.

“Master Collection Account” Each Collection Account designated as such on Exhibit IV hereto.

“Master Contract” A Contract between an Obligor and an Originator that contains the terms upon which the carriage of freight performed by such Originator for such Obligor or each instance of provision of equipment provided by an Originator to an Obligor over the term of the Master Contract will be governed.

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“MoLo Receivables Inclusion Date” means, so long as each of the MoLo Receivables Inclusion Conditions have been satisfied, the date specified in the MoLo Receivables Inclusion Notice.

“MoLo Receivables Inclusion Notice” means, with respect to the MoLo Receivables, written notice from the Borrower (or the Servicer on its behalf) to the Administrative Agent and each Facility Agent (a) that the MoLo Receivables Inclusion Conditions have been satisfied and

(b) specifying the proposed MoLo Receivables Inclusion Date.

“Monthly Report” A report, in substantially the form of Exhibit VII hereto (appropriately completed), furnished by the Servicer to the Administrative Agent pursuant to Section 8.5.

“Monthly Reporting Date” With respect to any calendar month, the second Business Day occurring before the Settlement Date for such calendar month, or such other days of any month as Administrative Agent may request in connection with Section 8.5 hereof.

“Moody’s” Moody’s Investors Service, Inc.

“Net Pool Balance” At any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by the Excess Concentration Amount.

“Non-Defaulting Lender” At any time, each Lender that is not a Defaulting Lender at such time.

“Notice of LC Draw” As defined in Section 1.6(d)(ii).

“Obligor” A Person obligated to make payments pursuant to a Contract.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor and its Affiliates less the amount (if any) then included in the calculation of Excess Concentration Amount with respect to such Obligor and its Affiliates and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Originator” Each of ABF, MoLo, ArcBest Logistics, Inc., an Arkansas corporation, ArcBest International, Inc., a Delaware corporation, Panther II Transportation, Inc., an Arkansas corporation, ArcBest Enterprise Solutions, Inc., an Arkansas corporation, ArcBest Dedicated, LLC, a Nevada limited liability company, and ArcBest II, Inc., an Arkansas corporation.

“Outstanding Balance” Of any Receivable at any time means the then outstanding principal balance thereof. For purposes of calculating the Outstanding Balance of any Receivable that is payable in Canadian Dollars, such amount shall be converted into U.S. Dollars using the Exchange Rate in effect at the time of calculation.

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“Parent” ArcBest Corporation, a Delaware corporation.

“Parent Note” The promissory note made or to be made by Parent to Borrower in a principal amount not to exceed $5,000,000, in connection with Parent’s capitalization of Borrower.

“PATRIOT Act” The USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“Payment Recipient” has the meaning assigned to it in Section 11.10(a).

“PBGC” The Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” A pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which an Originator sponsors or maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Pension Plan Obligation” An obligation to contribute to a Pension Plan, as required by a collective bargaining agreement.

“Percentage” At any time of determination, with respect to any Lender, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the Credit Exposure of such Lender at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Lenders at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Credit Exposure at such time; provided, however that when a Defaulting Lender shall exist, “Percentage” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment (except that no Lender is required to fund or participate in Loans or Letters of Credit to the extent that, after giving effect thereto, its Credit Exposure would exceed the amount of its Commitment (determined as though no Defaulting Lender existed)).

“Performance Guaranty” The Second Amended and Restated Performance Guaranty, dated as of the Restatement Date, by the Parent in favor of the Administrative Agent.

“Person” An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” An employee benefit plan (as defined in Section 3(3) of ERISA) which an Originator or any of its ERISA Affiliates sponsors or maintains or to which an Originator or any of its ERISA Affiliates makes, is making, or is obligated to make contributions and includes any Pension Plan, other than a Plan maintained outside the United States primarily for the benefit of Persons who are not U.S. residents.

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without limitation, refrigeration, loading, unloading, diversion, switching and weighting charges, demurrage, detention and expedited services) by the applicable Originator or the rental or other provision of the use of trucks, tractors and trailers or other transportation equipment to third parties on a contract basis by an Originator (including, without limitation, any rents, fees, commissions, and refrigeration, loading, unloading, diversion, switching and weighting charges, demurrage, and detention) or any freight brokerage, intermodal, freight forwarding, logistics, supply chain or transportation management services by such Originator (including, without limitation, freight charges, brokerage fees, ocean shipping, air shipping, warehousing, inventory control, and expedited/time-sensitive services) and further includes, without limitation and in either case, the obligation to pay any Finance Charges with respect thereto.

“Receivables Sale Agreement” That certain Second Amended and Restated Receivables Sale Agreement, dated as of February 1, 2015, among the Originators from time to time party thereto and the Borrower, as amended and as may be amended, restated or otherwise modified from time to time after the Restatement Date.

“Records” With respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, tapes, disks, punch cards, and related property and rights (but not any right, title or interest to any information on any such tapes, disks, or punch cards not relating to a Receivable or any related property or rights thereto and not any right, title or interest in any computer program or data processing software or any license for the use thereof) relating to such Receivable, any Related Security therefor and the related Obligor.

“Recourse Obligations” As defined in Section 2.1.

“Regulatory Change” As defined in Section 10.2.

“Related Security” All of the Borrower’s right, title and interest in, to and under and with respect to any Receivable:

(i)all security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,
(ii)all guaranties, letters of credit (to the extent they may be pledged), insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,
(iii)all service contracts and other contracts and agreements associated with such Receivable other than Master Contracts,
(iv)	all Records other than Master Contracts related to such Receivable,

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(v)all of the Borrower’s right, title and interest in, to and under the Receivables Sale Agreement,
(vi)any other items constituting Supporting Obligations (as defined in Article 9 of the UCC in effect in each relevant jurisdiction) to the extent not included in clauses (i)-(v) above,
(vii)all proceeds of any of the foregoing.

“Release” As defined in Section 2.2.

“Reliant” Reliant Trust.

“Required Notice Period” The number of days required notice set forth below applicable to the Aggregate Prepayment indicated below:

AGGREGATE PREPAYMENT	REQUIRED NOTICE PERIOD
Loans accruing Interest at Adjusted Daily Simple SOFR	3 Business Days
Loans accruing Interest at Adjusted SMIR	3 Business Days
Loans accruing Interest at the Alternate Base Rate	1 Business Day
Loans accruing Interest at the CP Rate	1 Business Day

“Required Reserve” On any day during a Calculation Period, the product of (A) the sum of (i) the Interest Reserve, (ii) the Servicing Reserve and (iii) the greater of (x) the Required Reserve Factor Floor and (y) the sum of the Loss Reserve and the Dilution Reserve, and (B) the Net Pool Balance as of the Cut-Off Date immediately preceding such Calculation Period.

“Required Reserve Factor Floor” For any Calculation Period, the sum (expressed as a percentage) of (i) ~~14%~~the Required Reserve Floor Percentage as of the immediately preceding Cut-Off Date, plus (ii) the product of the Expected Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date.

“Required Reserve Floor Percentage” means the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Group D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors, (c) the sum of the two (2) largest Obligor Percentages of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors.

“Restatement Date” means June 9, 2021.

“Restricted Junior Payment” (i) Any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of the Borrower now or hereafter outstanding,

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directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“TD Bank” As defined in the preamble to this Agreement.

“Termination Date Collateral Account Deficiency” As defined in Section 1.6(j).

“Tax Code” The Internal Revenue Code of 1986, as the same may be amended from time to time.

“Third Amendment Closing Date” June 12, 2024.

“Transaction Documents” Collectively, this Agreement, each Borrowing Request, the Receivables Sale Agreement, each Collection Account Agreement, the Administrative Agent Fee Letter, the Fee Letter, the Subordinated Notes, the Performance Guaranty, the Parent Note and all other instruments, documents and agreements executed and delivered in connection herewith.

“UCC” The Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unbilled Receivable” A Receivable for which, at the time of determination, an invoice or any other evidence of the obligation of the related Obligor thereunder has not been duly submitted to such Obligor for payment of the amount thereof.

“Unfunded Vested Liabilities” For any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA

“Unmatured Amortization Event” An event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

“Unmatured Servicer Termination Event” An event which, with the passage of time or the giving of notice, or both, would constitute a Servicer Termination Event.

“Unreimbursed LC Amount” As defined in Section 1.6(d).

“U.S. Dollar” and “$” means lawful currency of the United States of America.

“U.S. Government Securities Business Day” Any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

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2.	The Borrower hereby requests that the Lenders make a Loan on , 202_ (the “Borrowing Date”) as follows:
(a)	Amount of Loan: $
(b)The Borrower requests that the Loan begin to accrue Interest at [CP Rate], [Adjusted SMIR] OR [the Alternate Base Rate] on  ).
3.	Please disburse the proceeds of the Loan as follows:

[Apply $  to payment of Aggregate Unpaids due on the Borrowing Date]. [Wire transfer $   to account no.   at  Bank, in [city, state], ABA No.   , Reference:  ].

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Request to be executed and delivered as of this  day of  , 202_.

ARCBEST FUNDING LLC, as Borrower
By: ArcBest Corporation, its sole member
By:_______________________________
Name:__________________________
Title:___________________________

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